Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this current report on Form 8-K of Blue Ridge Bankshares, Inc. of our report dated March 6, 2020, with respect to the consolidated financial statements of Bay Banks of Virginia, Inc., as of and for the year ended December 31, 2019.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

May 10, 2022